DEFINITIVE PROXY MATERIAL
                                                         Dated October 6, 1997





             ________________________________________

                         PROXY STATEMENT
             ________________________________________


               AMERICAN ASSET ADVISERS TRUST, INC.
                 Eight Greenway Plaza, Suite 824
                      Houston, Texas  77046




        SPECIAL MEETING OF SHAREHOLDERS - November 3, 1997


     The enclosed Proxy is solicited by the Board of Directors of American Asset Advisers Trust, Inc. (the "Board") in connection with the Special Meeting of Shareholders (the "Special Meeting") of American Asset Advisers Trust, Inc. (the "Company") to be held on November 3, 1997 at 2:00 P.M. at Eight Greenway Plaza, Suite 824, Houston, Texas, and at any adjournments thereof. Giving the Proxy will not in any way affect the stockholder's right to attend the Special meeting and to vote in person. Any stockholder executing a Proxy has the power to revoke the Proxy at any time before it is voted by (i) executing a subsequently dated Proxy;
(ii) filing a written request to revoke or amend his (or her) Proxy with the Secretary of the Company at the principal executive offices of the Company; or (iii) attending the Special Meeting and revoking the Proxy prior to the start of the Special Meeting.

     A Proxy with respect to the Company may be revoked before the meeting by giving written notice of revocation to the Secretary of the Company, or may be revoked at the Special Meeting, prior to voting. Unless revoked, properly executed Proxies with respect to the Company will be voted as indicated in this Proxy Statement. In instances where choices are specified by shareholders in their Proxies, those Proxies will be voted or the vote will be withheld in accordance with each shareholder's choice. An "abstention" on any proposal will be counted as present for purposes of determining whether a quorum of shares is present at the Special Meeting with respect to the proposal on which the abstention is noted, but will be counted as a vote "against" such proposal. Should any other matters come before the meeting, it is the intention of the persons named as proxies in the enclosed Proxy to act upon them according to their best judgment.

     Discretionary authority is provided in the Proxy as to any matters not specifically referred to therein. Management is not aware of any other matters which are likely to be brought before the Special Meeting. However, if any such matters properly come before the Special Meeting, it is understood that the Proxy holder or holders are fully authorized to vote thereon in accordance with his or their judgment and discretion.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, certain officers and regular employees (who will receive no compensation therefore in addition to their regular salaries) may be used to solicit proxies personally and/or by telephone or telegraph. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the Proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in doing so.

     Only shareholders of record at the close of business on September 23, 1997 may vote at the Special Meeting or any adjournments thereof.
As of that date there were issued and outstanding approximately 1,676,901 common shares of the Company. Each shareholder of the Company is entitled to one vote for each share of the Company held. None of the matters to be presented at the meeting will entitle any shareholder of the Company to appraisal rights. In the event that Proxies which are sufficient in number to constitute a quorum are not received by October 31, 1997, the persons named as Proxies may propose one or more adjournments of the Special Meeting to permit further solicitation of Proxies. Such adjournments will require the affirmative vote of the holders of a majority of the shares present in person or by Proxy at the Special Meeting. The persons named as proxies will vote in favor of such adjournment.

     It is anticipated that this Proxy Statement will first be mailed to Shareholders on or about October 6, 1997.

                          ANNUAL REPORTS

     The Annual Report to the Shareholders of the Company, containing financial statements for the fiscal year ended December 31, 1996, was mailed to shareholders on or about April 29, 1997.

                           PROPOSAL I

     PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS TO INCREASE NUMBER OF AUTHORIZED SHARES TO 110,000,000 SHARES, OF WHICH 10,000,000 ARE PREFERRED SHARES.

     At the special meeting, the shareholders of the Company will be asked to approve an amendment to the Company's Articles of Incorporation (the "Charter") to increase the authorized shares of the Company to 110,000,000, $.01 par value per share, 10,000,000 of which are shares of preferred stock.

     Proposal. To amend the Company's Articles of Incorporation ("the Charter") and Bylaws as follows

          1. To amend and restate Article V of the Company's Charter in its entirety to read as follows:

                          "ARTICLE V
                             STOCK

     Section 1. Authorized Shares. The total number of shares of stock which the Corporation has authority to issue is 110,000,000 shares, of which 100,000,000 are shares of Common Stock, $.01 par value per share ("Common Stock"), and 10,000,000 shares are shares of Preferred Stock ("Preferred Stock"), $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $1,100,000.00.

     Section 2. Voting Rights. Each share of Common Stock shall entitle the holder thereof to one vote.

     Section 3. Issuance of Preferred Stock. The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors (the "Board of Directors" or the "Board"). Prior to issuance of shares of each series, the Board of Directors by resolution shall designate that series to distinguish it from all other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series and shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. Subject to the express terms of any other series of Preferred Stock outstanding at the time and notwithstanding any other provision of the Charter, the Board may increase or decrease the number of shares of, or alter the designation or classify or reclassify, any unissued shares of any series of Preferred Stock by setting or changing, in any one or more respects, from time to time before issuing the shares, and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of any series of Preferred Stock.

     Section 4. Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws of the Corporation."; and

          2.   To amend the Company's Bylaws by deleting in its entirety
Section 3.13(p) of Article III thereof, and to redesignate each subsequent Section of Article III so that each such Section thereof is then designated in numerical order.

     Current Charter and Bylaw Provisions. The Articles currently provide that the Company can issue up to 25,000,000 shares, $0.01 par value, of stock, of which none are authorized as preferred stock.

     Section 3.13(p) of the Company's current Bylaws provides that the Company may not... "(p) issue securities senior to the common stock of the Company."

     Background and General Information. Currently, the Company is authorized to issue up to 25,000,000 shares, $.01 par value per share, all of which must be common stock. The Company is currently not authorized to issue preferred stock. Management believes that it is in the best interests of the Company to increase the amount of authorized stock so as to allow the Board maximum flexibility in authorizing additional shares of common stock as additional shares will need to be issued as the Company grows in capital. The authorization of the additional shares will give the Board maximum flexibility to issue shares, both in public and private offerings, for cash as well as the issuance of shares in whole or in part as consideration for the acquisition of property and/or in merger or consolidation transactions wherein the Company may achieve substantial benefits, including cost savings by issuing shares directly for assets, rather than acquiring such assets through the payment of cash.

     If the proposal is approved, the potential capitalization of the Company will differ from that presently authorized by the Charter and Bylaws. Presently, the authorized capital stock of the Company will be increased from 25,000,000 shares of Common Stock, with approximately 1,676,901 shares outstanding and approximately 604,952 shares reserved for issuance as of September 23, 1997. If the proposal is approved, the authorized capital stock of the Company will be 100,000,000 shares of Common Stock par value $.01 per share and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). No change in the number of outstanding or reserved shares of Common Stock will occur as a result of the approval of the proposal. The Board believes the increase in the number of shares of Common Stock authorized for issuance is necessary to allow for the issuance of shares in future public and private offerings and to provide the Board with the flexibility to engage in future financing transactions or other transactions which would be beneficial to the stockholders of the Company without the delay inherent in seeking the authorization to issue additional shares of Common Stock.

     The amended Charter will provide that the Board may from time to time issue and establish the terms and conditions of any shares of authorized but undesignated Preferred Stock. The Board is empowered by the Maryland General Corporate Law (the "MGCL") and the articles to fix for each such series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. Accordingly, if the Board so authorizes, the holders of Preferred Stock may be entitled to vote separately as a class in connection with approval of certain extraordinary corporate transactions in circumstances where Maryland law does not ordinarily require such a class vote, or might be given a disproportionately large number of votes. Such Preferred Stock could also be convertible into a large number of shares of Common Stock under certain circumstances or have other terms which might make acquisition of a controlling interest in the Company more difficult or more costly, including the right to elect additional directors to the Board. Potentially, the Preferred Stock could be used to create voting impediments or to frustrate persons seeking to effect a merger or otherwise to gain control of the Company. Also, the Preferred Stock could be privately placed with purchasers which might side with the management of the Company in opposing a hostile tender offer or other attempt to obtain control.

     The Board believes it would be able to achieve even greater flexibility by having the ability to issue preferred shares on such basis and under such terms and conditions as it may determine from time to time. The ability to so designate and issue preferred shares would give the Board maximum flexibility to tailor the terms and conditions of such preferred shares to meet the specific demands of investors and/or sellers of properties.

     If the proposal is approved, it is not the present intention of the Board to seek stockholder approval prior to any issuance of the Preferred Stock or Common Stock, except as required by law or regulation. As discussed above, opportunities arise that require prompt action, and it is the belief of the Board that the delay necessary for stockholder approval of a specific issuance would be a detriment to the Company and its stockholders. There will be no shares of Preferred Sock outstanding immediately following approval of the proposal. The Board does not intend to issue any Preferred Stock except on terms that the Board deems to be in the best interests of the Company and its then existing stockholders.

     Section 3.13(p) will be deleted if the Proposal is approved, because by its terms it may be interpreted as prohibiting the Company from issuing Preferred Stock. This is because preferred stock as designated by the Board would generally be senior to the Company's Common Stock in rights to dividends and rights to distributions of the Company's assets upon the Company's liquidation.

     Consequences of Proposal. Because the Board of Directors has no plans or understandings to issue a Preferred Stock, the proposed amendment will not have an immediate effect on the Company or its shareholders. However, in the future, the Board would be authorized, without prior shareholder approval, to issue one or more classes or series of Preferred Stock which would have preferential rights over the common shareholders to dividends, assets upon liquidation, and/or other matters, including voting rights. Management believes that the Board would deem to issue such shares only in circumstances in which the Board has determined that such issuance is in the best interests of the Company and the shareholders under the circumstances then existing.

     Shareholder Approval. Under the Company's Charter and Bylaws, and MGCL, approval of the shareholders of the Company requires the affirmative vote of the holders of a majority of the outstanding Shares of the Company. For this purpose, the term "majority of the outstanding shares" means the vote of the holders of more than 50% of the Company's outstanding shares eligible to vote as of the Record Date which are present or represented by proxy at the Special Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S CHARTER AND BYLAWS.

     If shareholders of the Company fail to approve this proposal, the Board will immediately consider what action to take and could request the shareholders of the Company to reconsider an amendment to the Articles of Incorporation at a future time.

                           PROPOSAL 2

     PROPOSAL TO AMEND THE COMPANY'S CHARTER AND BYLAWS TO
     AUTHORIZE THE CORPORATION TO INDEMNIFY ITS DIRECTORS,
     OFFICERS, EMPLOYEES AND AGENTS TO THE FULLEST EXTENT UNDER
     MARYLAND LAW.

     At the Special Meeting, the shareholders of the Company will be asked to approve amendments to (a) Article XI of the Company's Charter to broaden the powers of the corporation to indemnify its directors, officers, employees and agents; and (b) to Section 5.13 of Article V of the Company's Bylaws to remove a possible inconsistancy regarding the Company's ability to indemnify its Independent Directors. The proposed amendments will also resolve certain existing conflicts between the Company's Charter and Bylaws regarding indemnification of such persons.

     Proposal.  (a)   To amend the company's Charter by amending and
restating Article XI thereof in its entirety to read as follows:

                          "ARTICLE XI

     PROVISIONS OF DEFINING, LIMITING AND REGULATING CERTAIN
     POWERS OF THE CORPORATION, ITS SHAREHOLDERS, DIRECTORS
     AND AGENTS

     Section 1. Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify and may pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advancement of expenses to a person who served as a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

     (b) To amend the last paragraph of Section 5.13 of Article V of the Company's Bylaws by adding at the end of the last sentence thereof in the following clause, "..., or, as provided in the first subparagraph
(c) of this Section 5.12 above with respect to an Independent Director, was not the result of such person's gross negligence or willful misconduct."

     Current Charter Indemnification Provisions. Currently, Article XI of the Company's Charter states:

     "The Corporation shall indemnify its directors, officers and employees to the full extent provided by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; provided that such director, officer or employee shall have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Corporation and such liability or loss was not the result of negligence or misconduct by such person."

     Thus, the Company may currently indemnify its directors, officers, employees and agents only so long as, among other things, the actions of such persons for which they seek indemnification were taken in good faith and do not constitute misconduct or negligence. The Charter currently permits the Company to indemnify any person, including any director or officer of the Company, who was or is a party, or is threatened to be made a party, to any action or proceeding civil, criminal, administrative or investigative by reason of the fact that such person is or was an agent of the Company, and allow the company to advance to such persons expenses related to such actions or proceedings, contingent on such persons' commitment to repay any advances unless it is determined ultimately that such persons are entitled to be indemnified. The Company is not specifically authorized under the current Charter or its Bylaws to enter into separate indemnity agreements with its directors and officers.

     Currently, the last paragraph of Section 5.12 of the Company's Bylaws currently refers to each Director without distinguishing between Independent Directors and Non-Independent Directors.

     Background and General Information. The Company's current Charter indemnification provisions require a standard of conduct substantially above that which is provided for indemnification under the MGCL, comparable state laws, and the requirements of the securities laws of the states in which the Company currently offers for sale its securities (the "State Blue Sky Laws"). Also, the Company's Bylaws are currently in conflict with the indemnification provisions in the Charter, in that they allow for indemnification of the Company's directors, officers, employees and agents so long as, among other things, the conduct for which indemnification was taken in good faith and does not constitute willful misconduct or gross negligence. Accordingly, the Company's Bylaws currently provide for indemnification for mere negligence, so long as the action taken was taken in good faith and was not taken in connection with a breach of fiduciary duty. The Board believes that the proposed amendment will bring the indemnification standards of the Company's Charter in line with the MGCL and allow the Company to maintain its compliance with the indemnification standards set forth in applicable State Blue Sky Laws.

     The Board has determined that the amendments to the Company's Articles and Bylaws are necessary for the Company to attract qualified and responsible persons to serve as outside directors of the Company and also to attract qualified and capable employees and other agents to serve the Company. If the Company is not able to indemnify such persons for ordinary negligence, so long as they act in good faith and have not breached their duty to the Company, the Board believes that the Company will be unable to attract capable persons to serve as outside directors or to provide services to the Company as an employee or agent. The Board believes that the Company's ability to attract the service of such persons only under such limited circumstances place it at a competitive disadvantage with other companies and potential employers who can provide broader indemnification to such persons.

     The Proposed Amendment authorizes the Company to indemnify its present and former officers and directors and to pay or reimburse expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland.
Under Maryland law, rights to indemnification and expenses are non-exclusive, in that they need not be limited to those expressly provided by statute.
As a result of the proposed amendment, the Company will, under Maryland law, except as limited by its Bylaws, be permitted to indemnify its directors, officers, employees and other agents, within the limits established by law and public policy, pursuant to an express contract, bylaw provision, stockholder vote or otherwise, any or all of which would provide indemnification rights broader than those currently available under the Company's Charter.

     Because the indemnification provisions of the Charter and Bylaws are tied to applicable Maryland law, they may be modified by future changes in such law without further stockholder action. Also, generally an amendment or repeal of the Bylaw provision would be effective on a prospective basis only and neither repeal nor modification of the Bylaw provision would adversely affect rights to indemnification in effect at the time of any act or omission which is the subject of a proceeding against an indemnified person. The indemnification provisions of the Charter are intended to apply to proceedings arising from acts or omissions occurring before or after their respective adoption or execution. There is presently no pending or already completed litigation nor, to the best knowledge of the Company, is there any threatened litigation to which the expanded nature of the coverage under the indemnity agreements would apply.

     The proposed amendment, subject to the Company's Bylaws, may permit indemnification for liabilities arising under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

     The Proposed Amendment is permissive only and is not intended to alter or change the degree of indemnification permissible under the Company's current Bylaws. The Company's current Bylaws permit broader indemnification than the Company's current Charter but in certain aspects are more restrictive than the Proposed Amendment. For instance, the Bylaws restrict the Company's ability to indemnify and advance expenses to present and former directors and officers. The Bylaws also restrict the Company's ability to provide indemnification and advance of expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, Maryland law requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (ii) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

     Section 5.12 of Article V of the Company's Bylaws, under first subsection (c) thereof, allows the Company to indemnify an Independent Director so long as the liability or loss for which the Independent Director seeks indemnification was not the result of such Independent Director's gross negligence or willful misconduct.

     The last paragraph of Section 5.12 of the Bylaws provides that "subject to the foregoing limitations and restrictions, including the foregoing provision, "... each Director or employee of the Company shall be indemnified by the Company to the fullest extent permitted under the laws of the State of Maryland and other applicable law, provided that such person determines in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company and such loss or liability was not the result of negligence or misconduct by such person."

     However, the Board is concerned that the last paragraph of Section
5.12 could be interpreted as negating the Company's ability to indemnify the Independent Directors for liability or loss resulting from their negligence or non-willful misconduct, when such indemnification is expressly provided for in subsection (c) referenced above. While it believes such indemnification is currently allowed under Section 5.12, the Board has determined it to be in the best interests of the Company to remove any confusion or inconsistency in Section 5.12 regarding the Board's authority to provide such indemnification. Because the Board intends the proposed amendment only to clarify the current Bylaw provision, approval of the proposed amendment will not result in any material change in the circumstances under which the Board currently intends to indemnify its Independent Directors against liability or loss resulting to them as a result of their service to the Company as Independent Directors.

     Shareholder Approval. Under the Company's Charter, Bylaws and the MGCL, approval of the shareholders of the Company requires the affirmative vote of the holders of a majority of the outstanding Shares of the Company. For this purpose, the term "majority of the outstanding shares" means the vote of the holders of more than 50% of the Company's outstanding shares eligible to vote as of the Record Date which are present or represented by proxy at the Special Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S CHARTER.

     In the event this proposal is not adopted, the Company will continue its current practices of seeking to provide indemnification for and limit the liability of its directors, officers and agents by contract. The Board would likely in the future again seek shareholder approval for these amendments. In the event the shareholders of the company fail to approve this proposal, the board will immediately consider what action to take and will likely request the shareholders of the company to reconsider amending the company's charter to provide for the proposed level of indemnification at a future meeting of shareholders.

                           PROPOSAL 3

     PROPOSAL TO AMEND THE COMPANY'S CHARTER TO LIMIT THE LIABILITY OF THE COMPANY'S DIRECTORS AND OFFICERS TO NONMONETARY
     DAMAGES.

     At the special meeting, the Company's shareholders will be asked to approve an amendment to the Charter whereby the liability of the Company's directors and officers, in connection with their service in such capacities, will be limited to nonmonetary damages to the extent provided under the MGCL.

     Proposal. To amend the Company's Charter by adding the following provisions to Article XI thereof.

     "Section ___. Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article XI,
Section 2, nor the adoption or amendment of any other provision of the Charter or Bylaws of the Corporation inconsistent with this Article XI,
Section 2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

     Current Charter Provisions. Currently, the Company's Charter does not limit the liability of the Company's directors and officers to nonmonetary damages.

     Background and General Information. The MGCL and the corporate laws of most other states with progressive corporate laws, including the state of Delaware, provide that a corporation's charter may limit the liability of its directors and officers to nonmonetary damages. The Company believes that it is at a competitive disadvantage with such other companies, including other real estate investment trusts ("REITs") in attracting capable persons to serve as directors and officers of the Company because it is unable to limit the liability of such persons to nonmonetary damages.

     The Corporation chose Maryland as its state of incorporation because Maryland has adopted comprehensive and flexible corporate laws which are revised regularly to meet changing business circumstances. As a result, management believed and continues to believe that Maryland law provides greater predictability in the Company's legal affairs. The Board believes that the greater protection afforded by Maryland law is beneficial to the Company by enhancing its ability to attract and retain qualified personnel to serve as its officers and directors. The Board has considered these potential disadvantages and has unanimously concluded that the potential benefits of the proposed changes outweigh its possible disadvantages.

     Maryland law permits a corporation to limit the personal liability of directors to the corporation or its shareholders for monetary damages for breach of certain duties as a director. The MGCL law adopts a self-governance approach by enabling a corporation to take advantage of these provisions only if an amendment to the charter is approved by a majority of the outstanding shares or the exculpatory language is included in the original charter. The Company did not adopt such a provision in its original charter.

     The MGCL permits a Maryland corporation to limit the personal monetary liability of its directors for their conduct as directors under certain circumstances. Maryland law presently permits a corporation to eliminate or limit the scope of personal liability of directors and officers to the Maryland Company or its stockholders for monetary damages other than; (i) to the extent that it is proved that the Director or officer actually received an improper benefit or profit, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the Director or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, or (iii) if a proceeding is one brought by or in the right of the Corporation, indemnity may not be made if a director is adjudged to be liable to the Corporation. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act of 1933, as amended (the "Securities Act").

     The Proposed Amendment provides that, to the maximum extent permitted by Maryland law, directors and officers of the Maryland Company shall not be liable to such company or its stockholders for monetary damages. Because the circumstances under which liability for monetary damages may be eliminated or limited are broader under Maryland law and because Maryland law permits such liability of officers, as well as directors, to be so eliminated or limited, the Company believes the proposed Amendment provides greater protection for its directors and officers than does its current charter.

     The Proposed Amendment does not eliminate the directors' duty of care to the Maryland Company and its stockholders. Although the Proposed Amendment eliminates the monetary liability of directors for breaches of the duty of care, it does not eliminate the duty of care itself or limit other remedies available with regard to negligence by directors. Accordingly, the adoption of the Proposed Amendment would not affect the ability of stockholders to invoke equitable remedies, such as an injunction or rescission, based upon breach of a director's duty of care. A director would continue to be subject to liability for acts or omissions involving active and deliberate dishonesty. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Because the provisions in the Proposed Amendment are tied to applicable Maryland law, the limitations with respect to the liability of directors could be expanded or otherwise modified by future changes in such law without stockholder action.

     Shareholders should recognize that the proposed amendments to the Charter are designed to shield the directors, collectively and individually, from suits by the Company or its stockholders for monetary damages for negligence or gross negligence by the directors in failing to satisfy the directors' duty of care. As a result, an action against a director predicated on a breach of the duty of care would be available only if the Company or its stockholders were able to establish that the director received an improper benefit or profit or that the director's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated. Consequently, the effect of such measures may be to limit or eliminate an effective remedy which might otherwise be available to a stockholder who is dissatisfied with the Board's decision. Although an aggrieved stockholder could sue to enjoin or rescind an action taken or proposed by the Board, such remedies may not be timely or adequate to prevent or redress injury in all cases.

     The Board believes that directors are motivated to exercise due care in managing the Company's affairs primarily by concern for the best interests of the Company and its shareholders rather than by the fear of potential monetary damage awards. As a result, the Company believes that the proposed amendment should allow the Board to continue its high standard of corporate governance without any decrease in accountability by directors to the Company and its shareholders.

     There is no pending, or to the Company's knowledge, threatened litigation to which any of its Directors is a party in which the rights of the Company or its shareholders would be affected if the Company already were subject to the provisions of the Proposed Amendment rather than the current charter.

     Consequences of Proposal. In the event the Company's Charter is amended to limit the liability of directors and officers to nonmonetary damages as proposed, this change will not have any immediate impact on the Company. Management believes that the change in liability provisions will allow it to attract capable directors and officers of the Company, to the extent such officers are not otherwise employees of the Company. Currently, the Company's officers are generally employees of the Company and thus, the proposed amendment would impact such persons only to the extent that it would prevent the Company or any other person, including shareholders, from seeking monetary damages against such person solely by reason of their service as an officer.

     Shareholder Approval. Under the Company's Charter and the MGCL, approval of the shareholders of the Company requires the affirmative vote of the holders of a majority of the outstanding Shares of the Company. For this purpose, the term "majority of the outstanding shares" means the vote of the holders of more than 50% of the Company's outstanding shares eligible to vote as of the Record Date which are present or represented by proxy at the Special Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S CHARTER.

     In the event the shareholders of the Company fail to approve this proposal, the Board will immediately consider what action to take and will likely request the shareholders of the Company to reconsider a proposal limiting the liability of the Company's directors and officers at a future meeting of shareholders.

                           PROPOSAL 4

     PROPOSAL TO AMEND THE COMPANY'S CHARTER TO DEFINE, LIMIT,
     AND/OR REGULATE CERTAIN POWERS OF THE CORPORATION, ITS
     SHAREHOLDERS, DIRECTORS AND AGENTS.

     At the Special Meeting, the shareholders of the Company will be asked to approve a group of amendments to the Charter which define, limit and/or regulate the powers and duties of the Corporation and its shareholders, directors and agents.

     Proposal. To amend the Company's Charter by adding each of the following provisions to Article XI thereof.

     "Section ___. REIT Qualification. The Board of Directors shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for U.S. Federal income tax treatment in accordance with the provisions of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT; provided, however, that if the Board of Directors determines that it is no longer in the best interest of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

     "Section ___. Related Party Transactions. Without limiting any other procedures available by law or otherwise to the Corporation, the Board of Directors may authorize any agreement, contract, arrangement or transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or an officer, director, stockholder or member of such other party, and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if the existence is disclosed or known to the Board of Directors, and the contract or transaction is approved by the affirmative vote of a majority of the disinterested directors, even if they constitute less than a quorum of the Board. Any director of the Corporation who is also a director, officer, stockholder or member of such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors considering such matter.

     "Section ___. Authorization by Board of Stock Issuance. The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws of the Corporation or in the general laws of the state of Maryland.

     "Section ___. Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter of the Corporation and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

     "Section ___. Reserved Powers of Board. The enumeration and definition of particular powers of the Board of Directors included in this Article XI, shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the Charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force."

     Current Charter Provisions. Currently, the Company's Charter does not contain express provisions relating to the subject of the proposed amendments.

     Background and General Information. The Company's Charter is currently silent as to the required efforts of the Board of Directors to continue qualification of the Company as a REIT under the federal income tax laws and regulations (the "REIT Provisions"), the standard of the Board of Directors in authorizing dealings between the Company and related parties, the standard of the Board of Directors in authorizing share issuances, determinations by the Board of Directors of matters within their purview under the MGCL, and certain powers not otherwise enumerated which are reserved to the Board of Directors under the MGCL. The Board believes that there is a strong basis under the MGCL and applicable case law to assert that the standards and authorizations embodied in the proposed amendment are currently available to the Board. However, the Board believes that more certainty can be provided to the Company's directors, and particularly its outside directors, regarding the standards of their duties and responsibilities in acting in the matters described. The Board has therefore proposed the amendments to the Charter to provide more explicit statements as to their responsibility to the Corporation under these circumstances and as a basis upon which they can rely in fulfilling their duties as directors. Management believes that the amendments to the Charter will better enable the Company to attract capable persons to serve as outside directors of the Company. Management believes that by providing for these standards of care and conduct explicitly in the Charter, the Company's Charter will be brought more in line with the charters of other publicly held corporations organized under the laws of the states of Maryland and Delaware.

     Consequences of Amendment. Because the Company's Board of Directors have to date observed the standards set forth in the proposed amendment in acting upon each of the types of transactions which are described therein, the Board of Directors does not anticipate that the approval of the proposed amendment will have a material affect on the Board's conduct of the affairs of the Corporation. However, management believes that if the amendments are approved, the Company will be in a better position to attract capable persons to serve as outside directors of the Company in the future and will be more likely to retain the services of its current outside directors.

     Shareholder Approval. Under the Company's Charter and the MGCL, approval of the shareholders of the Company requires the affirmative vote of the holders of a majority of the outstanding Shares of the Company. For this purpose, the term "majority of the outstanding shares" means the vote of the holders of more than 50% of the Company's outstanding shares eligible to vote as of the Record Date which are present or represented by proxy at the Special Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S CHARTER.

     In the event the shareholders of the Company fail to approve this proposal, the Board will immediately consider what action to take and would likely ask the Company's shareholders to reconsider this Proposal or a similar proposal at a future meeting of shareholders.

                           PROPOSAL 5

     PROPOSAL TO AMEND THE COMPANY'S CHARTER TO CLARIFY VOTE OF
     SHAREHOLDERS REQUIRED FOR APPROVAL OF CERTAIN MATTERS TO BE
     SIMPLE MAJORITY.

     At the special meeting, the shareholders of the Company will be asked to approve an amendment to the Company's Charter which clarifies the required vote of the shareholders required in general to approve certain fundamental matters ("Fundamental Matters"), including amendments to the Charter, mergers and/or reorganizations involving the Company, and the sale of all or substantially all of the Company's assets and/or the dissolution and liquidation of the Company to a simple majority.

     Proposal. To amend the Company's Charter by adding the following provision as the last paragraph of Article IX thereof.

     "Section ___. Stockholder Approval. Notwithstanding any provision of law to the contrary, the affirmative vote of a majority of all votes entitled to be cast on any matter or act requiring approval of the stockholders of the Corporation, including, but not limited to, any amendment of the Charter of the Corporation, and any consolidation, merger, share exchange, transfer of assets or dissolution, shall be sufficient, valid and effective, after due authorization, approval or advice by the Board of Directors, to approve and authorize such matter or act except as otherwise provided herein.

     "Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or Charter of the Corporation inconsistent with this Article, shall apply to or effect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

     Current Provisions. Currently, Article IX of the Charter provides as follows:

     "The provisions of Subtitle 6, Section 3-601, 3-602 and 3-603, of the MD. CORPS. & ASSN'S CODE ANN. (1985 and 1986 Suppl.) ("Special Voting
Requirements") shall not apply to the Corporation."

     The MGCL provisions referenced in current Article IX provide, in general, that in order to approve certain corporate actions, including the amendment of the Company's Charter, a merger or reorganization involving the Company, the Company's sale of all or substantially all of its assets or the dissolution and liquidation of the Company, the Company would be required to obtain the vote of the shareholders owning 2/3 or more of the Company's outstanding shares eligible to vote on the matter. The MGCL allows the Company's Charter to provide for a lesser vote on these matters, but not less than a simple majority.

     Background and General Information. The corporation laws of most states and, based on management's review, most publicly held corporations organized under the laws of the state of Maryland contain charters which provide that the shareholders may approve these fundamental questions by a simple majority vote. The Board believes that a requirement of a simple majority vote to approve such fundamental issues will allow the Company greater flexibility in considering and approving these issues. The Board desires to amend the Charter to make it clear that only a Majority Vote of the shareholders is required for such actions except as expressly provided in the Charter or Bylaws. The requirement of a super majority vote of at least 2/3 would allow a small minority of the Company's shareholder to, in essence, veto proposed mergers or consolidations, amendments of the Articles or other fundamental issues which may otherwise be in the best interests of a substantial majority (possibly more than 66%) of the Company's shareholders.

     Consequences of Proposal. The proposed amendment, if approved, would require all future amendments to the Company's Charter, as well as other fundamental issues, to be approved by a simple majority of the Company's shareholders, rather than more than 2/3 of the shareholders, as now required under the general provisions of the MGCL.

     Shareholder Approval. Under the Company's Charter and the MGCL, approval of the shareholders of the Company requires the affirmative vote of the holders of a majority of the outstanding Shares of the Company. For this purpose, the term "majority of the outstanding shares" means the vote of the holders of more than 50% of the Company's outstanding shares eligible to vote as of the Record Date which are present or represented by proxy at the Special Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S CHARTER.

     In the event the shareholders of the Company fail to approve this proposal, the Board will immediately consider what action to take and will likely request that the shareholders of the Company reconsider this proposal or a similar proposal at a future meeting of shareholders.

                           PROPOSAL 6

     PROPOSAL TO AMEND THE COMPANY'S BYLAWS REGARDING
     COMPENSATION OF DIRECTORS.

     At the Special Meeting, the shareholders of the Company will be asked to amend the Company's Bylaws so as to confirm the Board's authority to set their compensation based on attendance at any annual, regular or special meeting or of any committee thereof.

     Proposal.  To amend the Company's Bylaws by amending and restating
Section 3.12 of Article III thereof in its entirety to read as follows:

     "Section 3.12. Compensation of Directors. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive fixed sums per year, per meeting and/or for specified event or service to the Board of Directors. Expenses of attendance and specified service, if any, may be allowed to directors for attendance at each annual, regular or special meeting of the Board of Directors or of any committee thereof; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor."

     Current Bylaw Provisions.    Currently, Section 3.12 of Article III
of the Company's Bylaws provides:

     "The Company shall pay each Director a fee of $500 for attendance in person or by telephone at each regular or special meeting of the Board of Directors. In addition, the Company shall reimburse the Directors for their actual costs and travel expenses incurred in connection with their duties as Directors of the Company."

     Thus, Company's Bylaws currently require that directors receive a fee of $500.00 per meeting but is silent as to the Board's authority in its discretion, to increase such fee and/or to pay other compensation to directors.

     Background and General Information. Management believes that it will be necessary to increase Board of Directors' compensation for serving as such as the Company grows and must compete with other companies, including REITs, for persons to serve as outside directors. Moreover, the Company believes that it may be necessary in the future to pay directors compensation or honorariums to consent to their nomination or for additional services in connection with reviewing specified corporate matters, including amendments to articles, corporate acquisition and/or mergers.

     Consequences of Proposal. Management believes that the Company's current Bylaw provisions can be interpreted to provide for the Board of Directors action in awarding compensation to its members in the manner provided by the proposed amendment. However, such interpretation must be by implication and the Board of Directors would receive a greater degree of comfort, if not an express authorization, in considering items of compensation in the future if the Company's Bylaws expressly provided for such authorization.

     Shareholder Approval. Under the Company's Bylaws and the MGCL, approval of the shareholders of the Company requires the affirmative vote of the holders of a majority of the outstanding Shares of the Company. For this purpose, the term "majority of the outstanding shares" means the vote of the holders of more than 50% of the Company's outstanding shares eligible to vote as of the Record Date which are present or represented by proxy at the Special Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S BYLAWS.

     In the event the shareholders of the Company fail to approve this proposal, the Board will immediately consider what action to take. Such action could include obtaining independent legal counsel's opinion as to the interpretation as to the amounts and kinds of compensation currently provided for in the Company's Bylaws and/or a request that the shareholders of the Company reconsider this proposed amendment or a similar amendment at a future meeting of shareholders.

                           PROPOSAL 7

     PROPOSAL TO AMEND THE COMPANY'S BYLAWS RESPECTING TRANSACTIONS INVOLVING THE PURCHASE OF PROPERTIES FROM, AND THE SALE AND
     LEASE OF PROPERTIES TO, THE ADVISER, A DIRECTOR OR ANY
     AFFILIATE OF SUCH PERSON.

     At the special meeting, the shareholders of the Company will be asked to approve an amendment to the Company's Bylaws whereby the provisions of the Bylaws respecting transactions involving the purchase of property from the Adviser, a Director or any affiliate thereof, are permissible to the extent allowed under the NASAA Guideline provisions.


     Proposal.  To amend the Company's Bylaws by amending and restating
Section 3.13 (j) of Article III thereof in its entirety to read as follows:

     Section 3.13 (j)(i) Purchase property from the Adviser, a Director, or any Affiliate of such person, unless a majority of Directors (including a majority of Independent Directors) not otherwise interested in such transaction approve the transaction as being fair and reasonable to the Corporation and at a price to the Corporation no greater than the cost of the asset to such Advisor, Director or any Affiliate thereof, or if the price to the Corporation is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event shall the cost of such asset to the Corporation exceed its current appraised value. The foregoing restrictions notwithstanding, the Corporation may acquire a property from an Adviser or its Affiliate where such person is acting only to facilitate the Corporation's purchase of the Property and such person does not receive a profit from the transaction except for the receipt of fees not otherwise prohibited under these Bylaws.

     "(ii)(a) Sell any assets to the Advisor, a Director or any Affiliate thereof unless approved by a majority of Directors (including a majority of Independent Directors), not otherwise interested in such transaction, as being fair and reasonable to the Corporation.

     "(ii)(b) Lease assets to the Advisor, a Director or any Affiliate thereof unless approved by a majority of Directors (including a majority of Independent Directors), not otherwise interested in such transaction, as being fair and reasonable to the Corporation."

     Current Bylaw Provisions. Currently, Section 3.13 of Article III of the Company's Bylaws provides:

     "All other transactions between the Company and the Advisor, a Director, or any Affiliate thereof, shall require approval by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transactions as being fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from unaffiliated third parties.

     "The consideration paid for real property acquired by the Company shall ordinarily be based on the fair market value of the Property as determined by a majority of the Directors. In cases in which a majority of the Independent Directors so determine, and in all cases in which assets are acquired from the Advisor, Trust or Directors, or Affiliates thereof, such fair market values shall be as determined by an Independent Expert selected by the Independent Directors. Neither the Advisor, nor Affiliates thereof shall originate loans or provide loan security."

     Thus, currently the Company may not purchase property from the Adviser, a Director or any affiliate of such person unless a majority of the Directors not otherwise interested in the transaction (including a majority of disinterested Directors) approve the transactions. Also, currently the Company's Bylaws prohibit sales or leases of property by the Company to a Director, the Adviser or any affiliate of such person.

     Currently, Section 3.13(j) of Article III of the Company's Bylaws provides that the Company shall not... "Sell any of its properties to the Advisor, affiliates of the Advisor or any Director or affiliates of the Company."

     Background and General Information. Currently the Company's Bylaws restrict transactions involving the purchase of property from American Asset Advisers Realty Corp. (the "Adviser"), a Director, or any Affiliate of the foregoing persons. However, the language of the current Bylaw provisions differs from that set forth in the NASAA Guidelines. The Board believes that these differences have led and may in the future lead to confusion between the Company and one or more state securities agencies regarding the compliance of these Bylaw provisions with the NASAA Guideline requirements. The Board believes that by amending the Company's Bylaws to incorporate the language of the restrictions regarding such transactions set forth in the NASAA Guidelines, the Company can avoid such uncertainties in the future. The NASAA Guidelines are the guidelines regarding the offerings by REITs established by the North American Securities Administrators Association ("NASAA"), which guidelines have been adopted or are closely followed by the securities law administrators of a number of states in which the Company has or may seek to register the sale of its securities.

     The Bylaws currently prohibit the Company from selling or leasing property to the Adviser, a Director or any of their Affiliates, even though such transactions are permissible, subject to the requirements of full disclosure and fair dealing under both the MGCL and the NASAA Guidelines. The Board believes there are certain circumstances where it would be beneficial to the company to enter into such transactions under the restrictions provided for in the proposal. The Board believes that the proposed amendment will provide the Company the flexibility to use such transactions to its advantage should the Board so determine.

     Shareholder Approval. Under the Company's Bylaws and the MGCL, approval of the shareholders of the Company requires the affirmative vote of the holders of a majority of the outstanding Shares of the Company. For this purpose, the term "majority of the outstanding shares" means the vote of the holders of more than 50% of the Company's outstanding shares eligible to vote as of the Record Date which are present or represented by proxy at the Special Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S BYLAWS.

     In the event the shareholders of the Company fail to approve this proposal, the Board will immediately consider what action to take and could, in the future, ask the Company's shareholders to reconsider this proposal or a similar proposal at a future meeting of shareholders.

                           PROPOSAL 8

     PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO DELETE
     RESTRICTION REGARDING EQUITY INVESTMENTS.

     At the special meeting, the shareholders of the Company will be asked to delete from the Company's Bylaws a provision restricting the Company's investment in the equity securities of other issuers.

     Proposal. To amend the Company's Bylaws by deleting Subsection 3.13(r) of Article III in its entirety and to redesignate each subsequent Section of Article III of the Bylaws so that each Section thereof is designated in numerical order.

     Current Bylaw Provisions. Currently, Section 3.13(r) of Article III of the Company's Bylaws provides that the Company shall not "Invest in the securities of or interests in persons or other entities engaged in real estate activities, except as otherwise permitted in connection with permissible joint venture investments with another entity."

     Background and General Information. Since the Bylaws of the Company were adopted in 1994, a definite trend in the REIT industry has developed, whereby REITs invest in one or more "management companies" which conduct real estate related activities, primarily the providing of real estate related services to persons other than the REIT. By investing in such companies, the REITs are able to indirectly benefit from the profits, if any, of such activities. However, under the current REIT provisions, the income from such activities, if directly chargeable to the REITs gross income, would not constitute qualified real estate income and thus, would place the REIT at risk of incurring excise taxes and/or disqualification as a REIT. However, under current REIT provisions, if the REIT's investment in such entities constitutes a minority equity investment, less than 10% of the voting common stock of the management company and the investment REIT meets certain other limitations, only the distributions or other income actually received by the REIT, and not the total income of the management company, is taken into account in determining whether such income would result in excise taxes and/or disqualification under the REIT provisions. The Bylaw provisions relating to joint venture investments in another entity require, among other things, that the REIT's investment be on the same terms and conditions as the other joint venture partners and that the REIT have effective control over the joint venture entity. In order to benefit from management corporation investments and to remain competitive with other publicly held REITs, management recommends that the REIT's Bylaws be amended to delete this current restriction on equity investments. In doing so, management refers to Section 3.12(i) of
Article III of the Bylaws which requires that any investment by the REIT in equity securities of another issuer, for a period in excess of 18 months, must be approved by a majority of the directors, including a majority of the independent directors. Accordingly, any management corporation investment which will by its nature, in general, be for a period of more than 18 months, will require the approval of a majority of the directors, including a majority of the independent directors.

     Consequences of Proposal. In the event the proposed amendment to the Bylaws is adopted and the restriction is deleted, the Company will be able to make minority investments in management companies or other issuers on such terms and conditions as the Company's Board of Directors deems appropriate and in the best interests of the Company and the shareholders. Management is presently considering investments in one or more management companies and may in the future propose such an investment for approval by the Board. However, if the proposed amendment is adopted, no immediate affect is anticipated on the REIT's operating procedures.

     Shareholder Approval. Under the Company's Bylaws and the MGCL, approval of the shareholders of the Company requires the affirmative vote of the holders of a majority of the outstanding Shares of the Company. For this purpose, the term "majority of the outstanding shares" means the vote of the holders of more than 50% of the Company's outstanding shares eligible to vote as of the Record Date which are present or represented by proxy at the Special Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S BYLAWS.

     In the event the shareholders of the Company fail to approve the proposal, the Board will immediately consider what action to take and will likely ask the shareholders of the Company to reconsider the proposal or a similar proposal at a future meeting of shareholders.

                           PROPOSAL 9

     PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO REMOVE
     RESTRICTIONS ON AMOUNTS OF UNSECURED AND SECURED
     BORROWINGS BY THE COMPANY.

     At the special meeting, the shareholders of the Company will be asked to amend the Company's Bylaws in order to delete provisions restricting the maximum amount of unsecured borrowings and secured borrowings by the Company.

     Proposal.  To amend the Company's Bylaws by:

          a. deleting in their entirety the last two sentences of the second paragraph following current Section 3.13(s) of Article III of the Company's Bylaws; and

          b.   deleting in its entirety the third paragraph following
Section 3.13(s)  of current  Article III of the Bylaws.

     Current Bylaw Provisions. Currently, the last two sentences of the second paragraph following Section 3.13(s) of the Company's Bylaws provide that "The Company shall not borrow on an unsecured basis if such borrowing will result in an asset coverage of less than three hundred
(300%) percent.   Asset Coverage' means the ratio which the value of the
total assets less liabilities, except indebtedness for unsecured borrowings, bears to the aggregate amount of all unsecured borrowings."

     Currently, the third paragraph following Section 3.13(s) of current
Article III of the Company's Bylaws provides that "The Company shall not borrow an amount in excess of fifty (50%) percent of the purchase price for the purpose of acquiring a property. The Company shall not borrow in order to distribute the proceeds to Stockholders and thereby offset under-performance by properties owned by the Company. However, the Company shall be entitled to borrow in order to distribute proceeds to its shareholders if determined to be necessary by its tax advisors in order to maintain REIT status under the federal tax laws. The first $5 million in net offering proceeds from the Company's first public offering shall be used to acquire properties on a debt-free basis."

     Background and General Information. The Board believes that it is in the best interest of the Company to remove this restriction on unsecured borrowing so the Company may take advantage of unsecured credit at lower effective costs pursuant to unsecured credit lines as compared to individual loans secured by the Company's properties. The Company's current plan is to use primarily unsecured credit line financing, rather than secured financing, to provide additional funds to acquire real estate assets. If the proposed amendment is not approved, the Company's ability to utilize unsecured credit line financing may be substantially limited and thus require the Company to use more costly and less flexible secured financing facilities.

     The Company's management believes the Company would have greater flexibility to at least from time to time incur maximum leverage in excess of 50% of its net assets.

     Consequences of Proposal. In the event the proposed amendment is approved, the Company will be free to incur unsecured borrowings and secured borrowings, so long as the total amounts of such borrowings do not exceed 300% of the Company's net assets on a consolidated basis. The Company will be able to use increased leverage to finance the development of properties pending its ultimate acquisition thereof, pursuant to permanent financing.

     If approved, this amendment would allow the Company to use unsecured financing as together with or in place of secured financing to provide funds for future real estate asset acquisitions. This amendment would not change the current Bylaw restrictions on the Company's total borrowings, both secured and unsecured, whereby such borrowings cannot exceed three hundred (300%) percent of the Company's Net Assets on a consolidated basis.

     Shareholder Approval. Under the Company's Bylaws and the MGCL, approval of the shareholders of the Company requires the affirmative vote of the holders of a majority of the outstanding Shares of the Company. For this purpose, the term "majority of the outstanding shares" means the vote of the holders of more than 50% of the Company's outstanding shares eligible to vote as of the Record Date which are present or represented by proxy at the Special Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S BYLAWS.

     In the event the shareholders of the Company fail to approve this proposal, the Board will immediately consider what action to take and will likely ask the shareholders to reconsider this proposal or a similar proposal at a future meeting of shareholders.

                          PROPOSAL 10

     PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO SPECIFY CERTAIN
     RIGHTS OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

     At the special meeting, the shareholders will be asked to approve the addition of section 3.21 to Article III of the Company's Bylaws, which provides that the directors shall not be required to devote their full time to the affairs of the Company and that any director or officer, employee or agent of the Company in his or her personal capacity as an affiliate, employee or agent of any other person or otherwise may have business interests or engage in business activities similar to or in connection to those of, or relating to, the Company.

     Proposal. To amend the Company's Bylaws by adding the following provisions:

     "Section 3.21 - Certain Rights of Directors, Officers, Employees and Agents. The directors shall have no responsibility to devote their full time to the affairs of the Corporation. Any director or officer, employee or agent of the Corporation, in his personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to those of or relating to the Corporation."

     Current Bylaw Provisions. Currently, the Company's Bylaws are silent as to the amount of time a director must devote to the affairs of the Company or the ability of any director, officer, employee or agent of the Company to have interests in other entities, conducting activities in direct or indirect competition with those of the Company. To date, the Company has followed, as required by the MGCL and applicable court law interpretations, a policy whereby its directors do not have the responsibility of devoting their full time to the affairs of the Company. Moreover, directors, officers, employees and agents of the Company are expected, and to the best knowledge of management have in the past, fully disclosed any interests or relationships they may have in other entities whose activities compete directly or indirectly with those of the Company.

     Background and General Information. Under the MGCL and employment and agency laws generally, persons are not required to devote their full time as directors of the Company unless otherwise required to do so. Moreover, directors, officers, employees and agents of the Company have, to varying extents, duties to disclose to the Company and its principal, any activities which are in conflict with the interests of the Company, including services or interests in other entities or persons whose activities, directly or indirectly, compete with those of the Company.

     Consequences of Proposal. The Company believes that the Company's current policies regarding the service of its directors and the permissible interests of its directors, officers, employees and agents, are consistent with those set forth in the proposed amendment. Accordingly, management believes that if the proposed amendment is adopted, it will not affect in any material aspect, the current affairs and practice of the Company. Moreover, the proposed amendment does not, and will not, affect the Company's ability to restrict the activities or interests of any director, officer, employee or agent, such as employment contracts or independent contractor agreements, pursuant to individual contracts. Accordingly, the Board does not believe that the proposed amendment will have a practical impact on the Company's future arrangements with its directors, officers, employees or agents. The Board believes that the express provisions of the proposed amendment will allow directors, officers, employees and agents a specific standard on which to rely in conducting their affairs. Management believes that such provisions will allow it to better compete with other publicly held REITs and real estate companies in attracting capable persons as outside directors, officers, employees and agents.

     Shareholder Approval. Under the Company's Bylaws and the MGCL, approval of the shareholders of the Company requires the affirmative vote of the holders of a majority of the outstanding Shares of the Company. For this purpose, the term "majority of the outstanding shares" means the vote of the holders of more than 50% of the Company's outstanding shares eligible to vote as of the Record Date which are present or represented by proxy at the Special Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S BYLAWS.

     In the event the shareholders of the Company fail to approve this proposal, the Board will immediately consider what action to take and could request the shareholders to reconsider this proposal or a similar proposal at a future meeting of shareholders.

                           PROPOSAL 11

     PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO DELETE OR AMEND
     CERTAIN INCONSISTENT OR AMBIGUOUS PROVISIONS.

     At the Special Meeting, the shareholders of the Company will be asked to approve amendments to certain provisions of the Company's Bylaws, which are either inconsistent with other provisions or ambiguous.

     Proposal: To amend the Company's Bylaws by amending Section 3.13 of
Article III thereof as follows.

          (a) to amend and restate Section 3.13(d) of Article III of the Company's Bylaws in its entirety to read as follows: "(ii) Issue equity securities which are redeemable at the election of the holder of such securities"; and

          (b) to amend Section 3.13(m) of Article III of the Company's Bylaws by deleting such section in its entirety; and

          (c) to amend Section 3.13(q) of Article III of the Company's Bylaws by deleting such section.

     Current Bylaw Provisions. Currently, Section 3.13(d) of Article III of the Company's Bylaws provides that the Company shall not "issue redeemable equity securities."

     Currently, Section 3.13(m) of Article III of the Company's Bylaws provides that the Company shall not "Acquire securities in any company holding investment or engaging in activities in which the Company is prohibited to invest or engage."

     Currently, Section 3.13(q) of Article III provides that the Company shall not "invest in the securities of other issuers for the purpose of exercising control."

     Background and General Information. Section 3.13(d) is included in the Bylaws by the sponsors in order to comply with provisions of the NASAA Guidelines which specifically prohibit the Company from issuing redeemable equity securities. By not limiting the prohibition against redeemable securities to only those equity securities redeemable by the holders, not by the Company, the Board believes the current provision could be interpreted as prohibiting the Company from issuing Preferred Stock which are callable or redeemable at the election of the Company. Such call provisions are typically contained in convertible Preferred Stock in order that the Company may "force" conversion of such Preferred Stock by calling such stock the redemption. Moreover, the Board believes that the provisions contained in Preferred Stock, if issuable by the Company, will be under the purview of the Board and should not be unduly limited by the Company's Bylaws.

     Section 3.13(q) is inconsistent with other permissible investments under the Bylaws. For example, in order to invest in joint ventures,
Section 3.13(o) allows the Company to invest in joint ventures only so long as the Company owns more than fifty (50%) percent of any joint venture and the terms and conditions of its ownership are the same as the other joint venture partners. Accordingly, the Company may invest in joint ventures only if it owns a controlling interest in the equity securities of the venture. In addition, the Company may, in the future, wish to create wholly owned REIT subsidiaries or majority owned partnerships, both of which would be significantly limited, if not prohibited by current section 3.13(q). Management believes that its ability to create and invest in the equity securities of wholly owned or majority owned subsidiaries is important to the Company's ability to acquire properties in the future on a tax advantaged basis and that this ability will be necessary for the Company to successfully compete with other REITs having the ability to hold controlling interest in subsidiary corporations and partnerships.

     Effect of Proposal. Management does not anticipate that any significant change in the Company's activities will result if the proposed Amendment to 3.13(d) is adopted. The Board believes that if the Amendment is approved, ambiguities relating to the Company's issuance of Preferred Stock containing customary provisions whereby the Company may call the Preferred Stock for redemption will be more certain.

     In the event that the proposed deletion of 3.13(q) is approved, the Company will be able to organize and/or invest in majority and minority owned subsidiary corporations and partnerships, subject to the other provisions of the Bylaws, including restrictions on the Company's investments in joint ventures. The Board believes that a substantial ambiguity between the Bylaw provisions relating to permissible joint venture agreements and the prohibitions of current Section 3.13(q) prohibiting investment and equity securities for the purpose of exercising control will be eliminated. The Board believes that this amendment will allow it to better compete with other REITs having the ability to create and/or invest in majority owned corporations and partnerships for the purpose of acquiring and /or investing in real property.

     The Board does not anticipate any immediate change in the Company's investment activities in the event the proposal to delete Section 3.13(m) is approved. The Board does believe that the removal of this restriction will allow the Company to invest in the equity securities of Companies conducting activities which the REIT may not otherwise conduct directly for its own benefit, such as the performance of real estate related services to others. The Board believes this change will allow the Company to take advantage of investment opportunities in "management companies" on terms and conditions designed to increase the REIT's revenues and/or funds from operations. Any such investments would be subject to the other investment policies and restrictions of the Company, including the requirement that any such investment be approved by the Company's board of directors and any such investment involving the advisor, a trustee or their affiliates would require, among other things, the approval of the disinterested directors, including a majority of the independent directors.

     Shareholder Approval. Under the Company's Bylaws and the MGCL, approval of the shareholders of the Company requires the affirmative vote of the holders of a majority of the outstanding Shares of the Company. For this purpose, the term "majority of the outstanding shares" means the vote of the holders of more than 50% of the Company's outstanding shares eligible to vote as of the Record Date which are present or represented by proxy at the Special Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S BYLAWS.

     In the event this proposal is not approved, the Board may consider other action including a request that the shareholders of the Company reconsider this proposal or a similar proposal at a future meeting of Shareholders.

                      SHAREHOLDER PROPOSALS

     Any shareholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and Proxy for the 1998 Annual Meeting must submit such proposal so that it is received by the Company no later than December 8, 1997.

                     DISCRETIONARY AUTHORITY

     While the Notice of the Special Meeting of Shareholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the shareholders other than as set forth above. The enclosed Proxy gives discretionary authority, however, in the event any additional matters should be presented.

SHAREHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                              BY ORDER OF THE BOARD OF DIRECTORS,


                              /s/ H. Kerr Taylor
                              H. Kerr Taylor, Secretary
October 6, 1997
Houston, Texas